Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 10, 2008

Contact: Keith Schroeder

Chief Financial Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS A 17% INCREASE IN FOURTH QUARTER SALES

PRYOR, OKLAHOMA (March 10, 2008) – Orchids Paper Products Company (AMEX: TIS) today reported net income for the twelve months ended December 31, 2007 of $2.6 million, or $.40 per diluted share, compared with net income of $732,000, or $0.11 per diluted share, in the same period in 2006. Income before income taxes for the twelve months ended December 31, 2007 was $2.9 million compared to $168,000 in the same period of 2006. Net income for the full year 2006 was augmented by income tax benefits of $564,000, increasing net income per diluted share by $.09, primarily due to the recognition of Oklahoma Investment Tax Credit in the fourth quarter of 2006.

For the fourth quarter ended December 31, 2007, the Company reported net income of $850,000, or $.13 per diluted share, a decrease of $.02 when compared with net income of $994,000, or $.15 per diluted share, in the same period of 2006. For the 2007 quarter, income before income taxes was $911,000 compared to $441,000 in the same period in 2006. Net income in the fourth quarter of 2006 was augmented by income tax benefits of $553,000, increasing net income per diluted share by $.08, primarily due to the recognition of Oklahoma Investment Tax Credits in the fourth quarter of 2006.

Three-month period ended December 31, 2007

Net sales in the 2007 quarter were a new quarterly record of $20.3 million, an increase of $3.0 million or 17% higher than the $17.3 million of net sales reported for the fourth quarter of 2006. The increase in net sales was primarily the result of an 18% increase in tons shipped, to 13,339 tons, and to a lesser extent, a 7% increase in the selling price per ton of converted products. Tonnage shipments were favorably affected primarily by a more than five-fold increase in parent roll shipments. The Company’s overall net selling price per ton was unfavorably affected by the mix effect of the increased parent roll shipments, which was partially offset by the increase in converted product prices.

In the fourth quarter of 2007, earnings before interest, taxes, depreciation and amortization (EBITDA) increased approximately $210,000 to $2.3 million, compared to $2.1 million in the same period of 2006. As a percent of net sales, EBITDA was 11% in the fourth quarter of 2007 compared with 12% in the same period in 2006.

Gross profit for the fourth quarter of 2007 was $3.2 million, an increase of $833,000, or 35%, when compared with a gross profit of $2.4 million in the prior year quarter. Gross profit as a percent of net sales increased to 16% in the fourth quarter of 2007 compared to 14% for the same period in 2006. As a percent of net sales, gross profit improved primarily due to the increased overall shipment volumes and higher converted product selling prices being somewhat offset by higher costs of paper and higher converting labor costs.

Selling, general and administrative expenses in the fourth quarter of 2007 totaled $1.7 million, an increase of $593,000, or 53%, when compared with selling, general and administrative expenses of $1.1 million in the fourth quarter of 2006. Higher costs associated with additions to the Company’s senior management team and costs incurred in the first-year implementation of Section 404 of the Sarbanes-Oxley Act of 2002 accounted for most of the increase. Non-recurring expenses associated with additions to the senior management team were $150,000 in the quarter.

Interest expense for the fourth quarter of 2007 totaled $612,000 compared to interest expense of $854,000 in the same period in 2006. Lower levels of borrowings under the Company’s revolving credit facility and lower interest rates accounted for the improvement.

Twelve-month period ended December 31, 2007

For the twelve months ended December 31, 2007, net sales totaled $74.6 million, an increase of $14.5 million, or 24% over the prior year period. The increase in net sales for the year 2007 was primarily due to the shipment of approximately 9,100 additional tons of parent rolls versus the prior year, a 6% increase in converted product prices and a 5% increase in converted product shipments.

EBITDA increased approximately $4.3 million to $8.7 million in the twelve months ended December 31, 2007 from $4.4 million in the same period of 2006. EBITDA as a percent of net sales increased to 12% in the current year compared to 7% in the prior year.

Gross profit for full year 2007, was $10.9 million, an increase of $4.7 million or 76%, compared to gross profit of $6.2 million in the same period in 2006. Gross profit as a percent of net sales increased to 15% in the year ended December 31, 2007 compared to 10% in the same period in 2006. The increase in gross profit as a percent of net sales for the year period was due to reduced purchases of recycled parent rolls, higher selling prices for converted products and increased overall shipment volumes. Increased overall paper costs and higher converting labor costs were partially offsetting.

For the full year 2007, selling, general and administrative expenses totaled $5.2 million, an increase of $1.1 million, or 26%, when compared to the same period in 2006. The increase was primarily due to higher costs associated with additions to the Company’s senior management team and costs incurred in the first-year implementation of Section 404 of the Sarbanes-Oxley Act of 2002. Non-recurring expenses associated with additions to the senior management team were $430,000 in the 2007 period.

For the full year 2007, interest expense totaled $2.83 million, compared to $1.98 million of interest expense, net of capitalized interest of $992,000, in the same period in 2006. Lower interest rates during 2007 were partly offset by an increase in average bank borrowings outstanding reflecting the drawdown during 2006 on the construction loan, which funded the construction of the Company’s new paper machine.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer stated, “Our emphasis on continuous improvement is reflected in our fourth quarter results as our gross profit increased 35% compared to last year. We have added depth and talent to our management team, which will allow us to further our efforts to improve productivity and the cost effectiveness of our production facilities. We look forward to 2008 and the opportunities provided by our continuous improvement efforts to expand our customer base as well as our business with our current customers.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

•	This release contains forward-looking statements.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 19, 2007.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006		2007	2006
Net Sales	$20,278	$17,262		$74,648	$60,190
Cost of Sales	17,053	14,870	(1)	63,717	53,988	(1)
Gross Profit	3,225	2,392	(1)	10,931	6,202	(1)
Selling, General and Administrative Expenses	1,709	1,116	(1)	5,234	4,153	(1)
Operating Income	1,516	1,276		5,697	2,049
Interest Expense	612	854		2,828	1,980
Other (Income) Expense, net	(7)	(19)		(36)	(99)
Income Before Income Taxes	911	441		2,905	168
Provision (Benefit) for Income Taxes	61	(553)		307	(564)
Net Income	$850	$994		$2,598	$732

Net income per share:
Basic	$0.14	$0.16		$0.42	$0.12
Diluted	$0.13	$0.15		$0.40	$0.11

Other Income Statement Data:
Depreciation	$753	$771		$3,001	$2,254
Commission Expense	$257	$261		$959	$840
Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA)	$2,276	$2,066		$8,734	$4,402

Operating Data:
Total Tons Shipped	13,339	11,275		50,706	39,823
Net Selling Price per Ton	$1,520	$1,531		$1,472	$1,511
Total Paper Cost per Ton Consumed	$769	$731		$753	$788
Total Paper Cost	$10,255	$8,245		$38,181	$31,381

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,272	$119		$8,382	$2,607
Investing Activities	$(1,341)	$(865)		$(318)	$(18,133)
Financing Activities	$(1,931)	$746		$(8,064)	$15,151

Balance Sheet Data:
	As of
	December 31, 2007	December 31, 2006
Working Capital	$1,714	$5,025
Net Property, Plant and Equipment	$56,856	$58,039
Total Assets	$68,303	$71,028
Long-Term Debt, net of current portion	$23,264	$31,575
Total Stockholders’ Equity	$28,042	$24,704

(1) Restated to reclassify certain costs from SG&A to Cost of Sales